QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.19

News Release
May 12, 2000

Trading Symbols:
TRBD (EASDAQ)

TURBODYNE POSTPONES ANNUAL SHAREHOLDERS MEETING

    Carpinteria, CA—May 12, 2000—Turbodyne Technologies Inc. (EASDAQ:TRBD) announces that, because shares represented in person or by proxy at the annual shareholders meeting scheduled for May 12, 2000 did not constitute a quorum, the annual shareholders meeting has been postponed to Friday, May 26, 2000, at 1:30 PM at the Company's Headquarters, located at 6155 Carpinteria Avenue, Carpinteria, California.

    Turbodyne Technologies Inc., a California based high technology company, specializes in the development of charging technology for internal combustion engines plus the development and manufacturing of high-tech assemblies for electrically assisted turbochargers and superchargers. Turbodyne Technologies Inc.'s headquarters is located in Carpinteria, CA; the European business location is Frankfurt, Germany.

Contacts:

Corporate Communications, Peter Weichselbraun (800) 566-1130
VP Group Finance—Investor Relations, Ken Fitzpatrick (800) 566-1130
European Investor Relations, Markus Kumbrink +49-69-975-44-665

QuickLinks

TURBODYNE POSTPONES ANNUAL SHAREHOLDERS MEETING